Exhibit 99(p)(2)

GUIDESTONE CAPITAL MANAGEMENT

CODE OF ETHICS

I.	GENERAL: STANDARDS OF BUSINESS CONDUCT

GuideStone Capital Management (the “Adviser”) serves as an investment adviser to GuideStone Funds (the “Trust”), an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as well as other clients. The Adviser has adopted this code of ethics (the “Code” or “Code of Ethics”) in compliance with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”), as promulgated by the U.S. Securities and Exchange Commission (“SEC”).

It is unlawful for any Access Person (as defined below) of the Adviser, in connection with the purchase or sale, directly or indirectly, by that person of a Security held or to be acquired (as defined below) by any client of the Adviser:

A.	To employ any device, scheme or artifice to defraud the client;

B.

To make to the client any untrue statement of a material fact or omit to state to the client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

C.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the client; or

D.	To engage in any manipulative practice with respect to the client.

In adopting this Code, the Adviser recognizes that its supervised persons owe a fiduciary duty to the Trust and other client accounts and must (1) at all times place the interests of its clients first; (2) conduct personal securities transactions in a manner consistent with this Code and avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility; and (3) adhere to the fundamental standard that personnel associated with the client accounts should not take inappropriate advantage of their positions. The Adviser also establishes certain standards of business conduct including the following: (a) comply with applicable federal securities laws, including the 1940 Act and the Advisers Act; (b) restrict access to material nonpublic information about securities recommendations, holdings and transactions by persons who do not need such information to perform their duties; (c) require all Access Persons to report, and the CCO of the Adviser (as defined herein) to review, their personal securities transactions and holdings periodically; (d) report any violations of this Code promptly to the CCO of the Adviser; and (e) provide each of the Access Persons with a copy of this Code and any amendments annually and require them to sign a written acknowledgment of their receipt of same.

II.	DEFINITIONS

A. “Access Person” of the Adviser means:

i. Any officer or Associated Person of the Adviser (a) who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of the Trust, or (b) who is involved in making securities recommendations to the Trust, or who has access to such recommendations that are nonpublic; and

ii. such other persons as the CCO of the Adviser shall designate including those deemed Temporary Access Persons (as defined below)

The defined term “Access Person” shall not include (1) the Directors of the Adviser who do not meet the criteria specified in A. i. of Section II; and (2) any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an administrator, sub-adviser or underwriter or affiliate thereof in compliance with Rule 17j-1 of the 1940 Act and/or Rule 204A-1 under the Advisers Act, which has been submitted to and accepted by the trustees of the Trust as contemplated by the Trust’s Code of Ethics.

B. “Acquisition” or “Acquire” includes any purchase and the receipt of any gift or bequest of any Covered Security.

C. “Affiliate Account” means, as to any Access Person, an Account:

i. Of any Family Member of the Access Person;

ii. Over which the Access Person may have investment control (for example, as a trustee, fiduciary or custodian) but in which the Access Person may not have any “Beneficial Ownership” because the Access Person does not directly or indirectly enjoy any of the economic benefits of the account;

iii. Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) nor registered under the 1940 Act and in which the Access Person or a Family Member has a direct or indirect Beneficial Ownership; and

iv. Of the Access Person.

D. “Associated Person” of the Adviser shall include any officer of the Adviser, and any employee of GuideStone Financial Resources whose time is dedicated, in whole or to a material degree, in support of the Adviser. The President of GuideStone Financial Resources shall not be classified as an Associated Person.

E. “Beneficial Ownership” shall have the meaning ascribed thereto under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations there under. Generally, a person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse and the names of his or her minor children who reside with him or her. Therefore, an Access Person is presumed to have Beneficial Ownership of any Family Member’s account. A person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, trust, or another entity) if, by reason of a contract, understanding or relationship he or she obtains or may obtain there from benefits substantially equivalent to those of ownership.

F. “Blackout Period” refers to the period of time required to accomplish portfolio restructuring by changing sub-advisers or by significantly changing the asset allocation of a Fund. During this period of time, Access Persons may not purchase, nor may they sell, shares of a GuideStone Fund that is undergoing restructuring. The Blackout Period shall begin when the restructuring is approved by the Board of Trustees of GuideStone Funds and will remain in effect until the restructuring is made public through a filing of either a prospectus, an amendment to a prospectus, or an information statement with the SEC (whichever comes first).

G. “CCO of the Adviser” means the so-designated individual at the Adviser (or that person’s designee if that person is absent or unavailable).

H. “Covered Security” means a Security as defined in Section 2(a)(36) of the 1940 Act, other than:

i. Direct obligations of the government of the United States;

ii. Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

iii. Shares issued by open-end investment companies registered under the 1940 Act other than reportable funds;

iv. Any other Security determined by the SEC or its staff to be excluded from the definition of “Covered Security” as it is defined in Rule 17j-1 under the 1940 Act and “Reportable Security” as it is defined in Rule 204A-1 under the Advisers Act.

Notwithstanding the foregoing, the term “Covered Security” shall include shares of exchange traded funds (“ETFs”) registered with the SEC under the 1940 Act as either an open-end management company (an “open-end ETF”) or as a unit investment trust (a “UIT ETF”).

For purposes of this definition, the term “reportable fund” means:

i.	Any investment company registered under the 1940 Act for which the Adviser serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act; or
ii.	Any investment company registered under the 1940 Act whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

I. “Disposition” or “Dispose” includes any sale and the making of any personal or charitable gift of Covered Securities.

J. “Family Member” of an Access Person means:

i. That person’s spouse or minor child who resides in the same household;

ii. Any adult related by blood, marriage or adoption to the Access Person (a “relative”) who shares the Access Person’s household; and

iii. Family Member includes any other relationship (whether or not recognized by law) that the CCO of the Adviser determines could lead to the possible conflicts of interest or appearances of impropriety this Code is intended to prevent. The CCO of the Adviser may from time-to-time circulate such expanded definition of this term as it deems appropriate.

K. “Fund” means any series of the Trust.

L. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

M. “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

N. “1940 Act” means the Investment Company Act of 1940 and the rules there under, both as amended from time to time, and any order or orders there under which may from time to time be applicable to the Trust.

O. “Outside Activity” shall mean any activity (whether paid or unpaid) that is not a requisite of paid employment with GuideStone Financial Resources and its affiliates. To be defined as an Outside Activity, it must possess elements of the types of activities or information in which GuideStone Funds and GuideStone Capital Management regularly engage. Examples of such elements include financial matters, budgeting, investments, retirement plans, securities and securities markets.

P. “Portfolio Access Person” shall generally include members of GuideStone Capital Management, LLC’s portfolio management group who are directly involved in overseeing sub-adviser portfolio management activities including those Access Persons who are regulatory involved in the review and analysis of security holdings of the Trust.

Q. “Temporary Access Person” is a person who is not an Associated Person but, due to a legitimate business need, is given access to non-public information that may be material in nature. Temporary Access Persons may include employees of GuideStone Financial Resources, contractors to an affiliated entity of the Adviser, or other persons such as consultants. The President of GuideStone Financial Resources shall not be classified as a Temporary Access Person.

R. “Purchase” or “sale” of a security includes, among other things, transactions in options to purchase or sell a security.

S. “Security” has the same definition as in Section 2(a)(36) of the 1940 Act.

T. “Security held or to be acquired” means:

i. Any Covered Security which, within the most recent 15 days:

a. Is or has been held by the Trust; or

b. Is being or has been considered for purchase by the Trust.

ii. Any option to purchase or sell, and any Security convertible into, or exchangeable for, a Covered Security described in paragraph (i) of this definition.

III.	PROHIBITED PURCHASES, SALES AND PRACTICES

A. Same-Day Blackout.

No Access Person may purchase or sell, directly or indirectly, any Covered Security in which the Access Person or an Affiliate Account has, or by reason of the transaction Acquires, any direct or indirect Beneficial Ownership if the Access Person knows, or reasonably should know, that the Covered Security at the time of purchase or sale:

i. Is being considered for purchase or sale on behalf of the Trust; or

ii. Is being actively purchased or sold on behalf of the Trust.

A Covered Security is “being considered for purchase or sale” when the Adviser or a sub-adviser to the Trust is giving serious consideration to a purchase or sale of the Covered Security.

This Section III.A. shall not apply to purchases or sales of shares of any Fund.

B. Fund Restructuring Blackout.

No Access Person may purchase or sell (redeem) shares of a Fund for any account that is directly or indirectly Beneficially Owned by the Access Person or for any Affiliate Account during a Blackout Period.

C. Market Timing Restriction.

No Access Person may purchase or sell (redeem) shares of any Fund in violation of the policies and restrictions set forth in the Fund’s prospectus, including but not limited to the restrictions limiting the frequency of transfers into and out of the Fund that are designed to prevent so-called “market timing” or excessive trading.

D. Prohibitions Against Improper Use of Information.

i. No Associated Person may use his or her knowledge about the securities transactions or holdings of the Trust in trading for any account that is directly or indirectly Beneficially Owned by the Associated Person or for any Affiliate Account. Any investment ideas developed by an Associated Person must be made available to the Trust before the Associated Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas.

ii. No Associated Person may engage in trading of securities in contravention of the Adviser’s Insider Trading Policy attached as Exhibit A.

iii. No Associated Person may convey information about non-public securities transactions and fund transactions, including proposed new fund offerings and fund restructurings, to persons who are not currently listed as Access Persons of the Adviser or the Trust without first receiving approval from the CCO of the Adviser (please refer to Exhibit B – Communication Guidance – Mutual Fund Registration). This prohibition includes providing access to reports and systems in which non-material information may be obtained or accessed. Upon receipt of approval from the CCO of the Adviser, the person gaining access to the information will be deemed a “Temporary Access Person” of the Adviser and will subject to this Code. The person’s status as a “Temporary Access Person” will exist until the information received is made public or would no longer be considered material and/or non-public (as determined by the CCO). The above restrictions on the conveyance of non-public information does not apply to information provided to the President of GuideStone Financial Resources or to legal counsel (both internal and external).

E. Pre-Clearance of Initial Public Offerings.

No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre-clearance and approval from the CCO of the Adviser.

F. Pre-Clearance of Limited Offerings.

No Access Person may acquire any securities in a Limited Offering without first obtaining pre-clearance and approval from the CCO of the Adviser.

IV.	EXEMPTED TRANSACTIONS

The prohibitions and restrictions of Section III. of this Code of Ethics shall not apply to transactions concerning:

A. Non-Controlled Accounts. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

B. Ineligible Securities. Purchases or sales of securities which are not eligible for purchase or sale by the Trust;

C. Non-Volitional Transactions. Purchases or sales which are non-volitional on the part of the Access Person;

D. Automatic Investment Plans. Purchases which are part of a program (including a dividend reinvestment plan) in which regular periodic purchases are made automatically in investment accounts in accordance with a predetermined schedule and allocation;

E. Systematic Withdrawal Plans. Sales which are part of a program in which regular periodic withdrawals are made automatically from investment accounts in accordance with a predetermined schedule and allocation;

F. Exercises and Sales of Rights. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent these rights were acquired from the issuer, and sales of these rights so acquired;

G. Gifts. The receipt of securities as gifts and bequests and the making of personal or charitable gifts or bequests of securities; and

H. Pre-Approved Transactions. Purchases or sales that receive the prior approval of the CCO of the Adviser because:

i. The Covered Securities being considered for purchase and sale on behalf of the Trust trade in sufficiently broad markets to permit transactions to be completed without any appreciable impact on the markets of the securities;

ii. They are only remotely potentially harmful to the Trust;

iii. They would be unlikely to affect a highly institutional market; or

iv. They clearly are not related economically to the securities to be purchased, sold or held by the Trust.

V.	PRE-CLEARANCE OF PERSONAL TRANSACTIONS

Access Persons who are regularly involved in the review and analysis of security holdings of the Trust (“Portfolio Access Persons”) are required to obtain pre-clearance of equity transactions (and options on equities) to be placed within an account in which they maintain Beneficial Ownership or within an Affiliated Account. Portfolio Access Persons may not place a transaction in an equity security (or option on an equity) until approved is granted by the Chief Compliance Officer of the Adviser (or designee). The Chief Compliance Officer of the Adviser shall maintain a record of staff members classified as Portfolio Access Persons.

VI.	REPORTING

Access Persons (other than Temporary Access Persons) must submit to the CCO of the Adviser, on forms designated by the CCO of the Adviser, the following reports as to all Covered Securities and brokerage or other accounts in which the Access Person has, or by reason of a transaction, acquires, Beneficial Ownership:

A. Initial Holdings Reports. Each Access Person shall disclose all personal Securities holdings (including Affiliated Accounts) to the CCO of the Adviser no later than 10 days after becoming an Access Person. The Initial Report shall contain the following information, which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

i. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

ii. The name of any broker, dealer or bank with whom the Access Person maintains an account containing Securities (including but not limited to Covered Securities) in which the Access Person had any direct or indirect Beneficial Ownership; and

iii. The date the report is being submitted by the Access Person.

B. Quarterly Transaction Reports. Every Access Person shall report to the CCO of the Adviser the information described below with respect to transactions in any Covered Security (including Affiliated Accounts) in which such Access Person has, or by reason of such transaction Acquires, any direct or indirect Beneficial Ownership in the Covered Security. The Quarterly Report shall be made no later than 30 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected. Each Access Person shall submit a Quarterly Report for each quarter, including those quarters during which no Securities transactions were effected. The Quarterly Report shall contain the following information:

i. Covered Securities Transactions. For any Acquisition or Disposition during the calendar quarter of a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

a. The date of the Acquisition or Disposition, the title and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security;

b. The nature of the Acquisition or Disposition (i.e., purchase, sale, gift or any other type of Acquisition or Disposition);

c. The price of the Covered Security at which the Acquisition or Disposition was effected;

d. The name of the broker, dealer or bank with or through which the Acquisition or Disposition was effected; and

e. The date the report is being submitted by the Access Person.

ii. Accounts. For any account established by the Access Person containing securities (including but not limited to Covered Securities) in which the Access Person had a direct or indirect Beneficial Ownership during the quarter:

a. The name of the broker, dealer or bank with whom the Access Person established the account;

b. The date the account was established; and

c. The date the report is being submitted by the Access Person.

iii. If There Are No Transactions or New Accounts. If no reportable transactions in any Covered Securities were effected or new accounts opened during a calendar quarter, the affected Access Person must submit to the CCO of the Adviser, within 30 calendar days after the end of the quarter, a report stating that no reportable Covered Securities transactions were effected and no new accounts were opened during the quarter.

C. Annual Holdings Reports. Each Access Person shall disclose to the CCO of the Adviser all personal Securities holdings (including Affiliated Accounts) on an annual basis within 30 days after the end of the calendar year. The Annual Report shall provide information on personal Securities holdings that is current as of a date no more than 45 days before the Annual Report is submitted. The Annual Report shall contain the following information:

i. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

ii. The name of any broker, dealer or bank with whom the Access Person maintained an account containing Securities (including but not limited to Covered Securities) in which the Access Person had any direct or indirect Beneficial Ownership; and

iii. The date the report is being submitted by the Access Person.

D. Disclaimer of Beneficial Ownership. Any report submitted by an Access Person in accordance with this Code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Covered Security or brokerage account to which the report relates. The existence of any report will not by itself be construed as an admission that any event included in the report is a violation of this Code.

E. Alternative Reporting Procedures. To the extent consistent with Rule 17j-1 under the 1940 Act, and Rule 204A-1 under the Advisers Act, the CCO of the Adviser may approve other alternative reporting procedures.

F. Duplicate Brokerage Confirmations. For transactions executed through a broker, an Access Person may fulfill his or her reporting requirement by directing the broker(s) to transmit to the CCO of the Adviser duplicate confirmations of these transactions or account statements in the time period required by the Code’s reporting requirements. The confirmations or account statements must contain all information required in the Code’s reporting requirements. The duplicate confirmations should be addressed “Personal and Confidential.”

G. Annual Certification of Compliance. Each Access Person must certify annually (by a date specified by and on the form designated by the CCO of the Adviser) that the Access Person:

i. Has received, read and understands this Code and recognizes that the Access Person is subject to the Code;

ii. Has complied with all the requirements of this Code; and

iii. Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code to be disclosed or reported.

H. Reporting Exceptions. A Director of the Adviser: (i) need not make the Initial and Annual Reports required by this Code of Ethics; and (ii) need only report, on a Quarterly Report required by this Code of Ethics, a transaction in a Security if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Director of the Adviser, should have known, that during the 15-day period immediately before or after the date of the transaction by the trustee, such Security was purchased or sold by the Trust or was being considered for purchase or sale by the Adviser or any of the Trust’s sub-advisers.

VII.	Reporting – Temporary Access Persons

A Temporary Access Person shall make the following reports/certifications to the CCO of the Adviser:

•	Transactions required to be reported in Section VI. B. above; and
•	Certification of receipt and understanding of the Code

If the Temporary Access Person is an employee of GuideStone Financial Resources, and the non-public information is in regards to a restructuring of a GuideStone Fund, transaction reporting can be satisfied by obtaining records from internal systems.

VIII.	FIDUCIARY DUTIES

A. Gifts, Entertainment and Business Courtesies. On occasion, because of their position with the Adviser, Associated Persons may be offered gifts from, or may wish to give gifts to, unaffiliated persons or entities that do business or wish to do business with the Adviser or the Trust (“vendors”). The solicitation, acceptance or giving of such gifts or gratuities by officers and employees of the Adviser is strictly prohibited, except for: (1) gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100, with a $100 annual limit per vendor and an overall annual limit of $500 from all vendors); (2) customary business lunches, dinners, entertainment (e.g., sporting events) where the vendor representative participates in the activity, otherwise the amount becomes a gift subject to the rules under (1) above; (3) promotional items (e.g., pens, mugs, T-shirts); (4) gifts of reasonable value for special occasions (e.g., holidays, retirement) and (5) business courtesies such as attendance at conferences and seminars if no preferential treatment is shown to the Adviser by the sponsor of the conference or seminar (the Adviser officers and employees must pay for travel and lodging associated with the conference or seminar).

If an Associated Person, receives any gift that is or might be prohibited under this Code, that person must promptly inform the CCO of the Adviser. A Quarterly Gift Report should be completed and submitted to the CCO of the Adviser by the end of the month following the end of the quarter for items discussed under A (parts 1 through 5) above. Gifts under $25 need not be reported. Directors of the Adviser are not required to submit quarterly reports of items received.

Associated Persons shall not accept compensation (including gifts and entertainment) from any source for the purchase or sale of any property to or for GuideStone Funds. This prohibition excludes regular salary or wages from any affiliate of GuideStone Funds.

B. Outside Activities. Associated Persons may seek to engage in outside activities. Outside Activities, either with a for-profit organization or with a non-profit organization, are allowable as long as the activity does not create an actual or potential conflict of interest which cannot be remediated. Prior to an Associated Person embarking upon any outside activity, the Associated Person has a duty to disclose the activity to the CCO of the Adviser. The CCO will review the proposed activity for conflicts of interest. The CCO’s review may be made in conjunction with other officers of the Adviser and/or legal counsel. If the proposed activity does not present an actual or potential conflict of interest it will be allowed. Conversely, if it is determined that the activity does present an actual or potential conflict of interest, it will be disallowed if the conflict of interest cannot be remediated. Associated Persons may not engage in an outside activity until approval has been granted by the CCO. All determinations in these matters will be documented and maintained according to the Adviser’s record retention policies and procedures. This section does not apply to Temporary Access Persons.

IX.	PROCEDURAL MATTERS

The CCO of the Adviser shall:

A. Furnish a copy of this Code of Ethics to each Access Person upon commencement of employment (or upon being deemed a Temporary Access Person) and annually thereafter so each such Access Person may certify that he or she has read and understands said Code of Ethics and recognizes that he or she is subject to the principles and provisions contained therein.

B. Review all reports submitted under in accordance with the Code of Ethics to detect conflicts of interest and abusive practices.

C. Notify each Access Person of his or her obligation to file the required reports in accordance with this Code of Ethics.

D. Notify each Portfolio Access Person of his or her obligation to obtain approval prior to placing trades in equity securities (and options on equities) within accounts in which they maintain beneficial ownership or within an Affiliate Account.

F. Promptly report to the President of the Adviser the facts contained in any report filed with the CCO in accordance with the Code when such report indicates that an Access Person engaged in a transaction that violated or appeared to violate the Code and its reporting requirements.

G. At least annually, furnish to each member of the Board of Trustees of the Trust and the Board of Directors of the Adviser a written report that (1) describes any issues arising under this Code of Ethics since the last report to the Boards, including, but not limited to, information about material violations of the Code or procedures or sanctions imposed in response to material violations; and (2) certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

H. Maintain a current list of all Access Persons (including Temporary Access Persons) and Portfolio Access Persons and take steps to ensure that all Access Persons have submitted reports, confirmations or statements in a timely manner.

I. Determine whether to grant prior approval to purchase or sell a Security in a Limited Offering or IPO by considering (among other factors) whether the investment opportunity should be reserved for an advisory client and whether the individual is being offered the opportunity by virtue of his or her position with respect to an advisory client. The CCO Officer of the Adviser shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by any Access Person of a Security in a Limited Offering or IPO, for at least five (5) years after the end of the fiscal year in which the approval is granted.

J. Determine whether to grant prior approval for Portfolio Access Persons to purchase or sell an equity security within an account in which they maintain Beneficial Ownership or an Affiliate Account.

K. Implement Blackout Periods.

L. Maintain the records required by paragraph (f) of Rule 17j-1 of the 1940 Act and Rule 204-2(a)(12) and (13) of the Advisers Act.

M. Furnish copies of the reports required due to his/her own status as an Access Person in compliance with the Code to the Chief Compliance Officer of GuideStone Funds (the “Trust”). The Trust’s Chief Compliance Officer shall review such reports and report any violations to the President of the Adviser.

N. Review requests to provide non-public information to non-Access Persons. Designate Temporary Access Persons. Maintain a listing of Temporary Access Persons. Obtain and review required reporting (listed above in Section VII). Periodically review a sample of electronic communications from Temporary Access Persons when such communications are available for review.

X.	CONFIDENTIALITY

A. Non-Disclosure of Confidential Information. No Associated Person, except as necessary or appropriate in the course of his or her duties and in compliance with Section III. D. iii of this Code, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of the Trust.

B. Confidentiality of Information in Access Persons’ Reports. All information obtained from any Associated Person under this Code normally will be kept in strict confidence by the Adviser. However:

i. Reports of transactions and other information obtained under this Code may be made available to the SEC, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Adviser.

ii. In the event of violations or apparent violations of the Code, this information may be disclosed to the trustees and officers of the Trust, to appropriate management and supervisory personnel of the Adviser, and to any legal counsel to the above persons.

XI.	VIOLATIONS

Upon being apprised of facts that indicate that a violation of this Code of Ethics may have occurred, the President of the Adviser, in consultation with the CCO of the Adviser, shall determine whether, in his or her judgment, the conduct being considered did in fact violate the provisions of this Code. If the President determines that a violation of this Code has occurred, he or she may impose such sanctions as deemed appropriate in the circumstances. If the person whose conduct is being considered (a) is the President of the Adviser or a member of the Board of the Adviser or (b) is a member of the Board of Trustees of the Trust, then any disposition shall be by the Board of the Adviser in the case of (a), or the Board of Trustees of the Trust, in the case of (b).

XII.	SUB-ADVISERS’ CODE OF ETHICS

Each of the sub-advisers of the Trust shall:

A. Submit to the Board of Trustees of the Trust a copy of the code of ethics adopted by such sub-adviser pursuant to Rule 17j-1 of the 1940 Act and/or Rule 204A-1 of the Advisers Act and a certification that such sub-adviser has adopted procedures reasonably necessary to prevent its respective “access persons” (as defined in Rule 17j-1 of the 1940 Act and/or Rule 204A-1 of the Advisers Act) from violating such code of ethics.

B. Promptly report to the Board of Trustees of the Trust and the Board of Directors of the Adviser in writing any material amendments to such sub-adviser’s code of ethics.

C. Immediately furnish to the Board of Trustees all material information regarding any violation of such sub-adviser’s code of ethics by any person who would be an Access Person hereunder if such person were not subject to the sub-adviser’s code of ethics (i.e., any person meeting the criteria specified in Section II A. i. of this Code of Ethics).

D. Provide quarterly reports to the Adviser representing that no material violations of their respective codes of ethics were made during the period so indicated.

E. No less frequently than annually, furnish to the Board of Trustees a written report that (i) describes any issues arising under such sub-adviser’s code of ethics, including information about material violations and procedures and sanctions imposed in response to the material violations; and (ii) certifies that such sub-adviser has adopted procedures reasonably necessary to prevent violations of its code of ethics by its “access persons” (as defined in Rule 17j-1 of the 1940 Act and/or Rule 204A-1 of the Advisers Act).

Adopted:	September 14, 2004
Amended and Restated:	March 3, 2005
Amended:	September 13, 2005
Amended:	February 16, 2006
Amended:	February 15, 2007
Amended:	May 21, 2007

Amended:	February 14, 2008	Drafted by: Date: January 3, 2008

Reviewed by: Date: January 16, 2008

Amended:	September 11, 2008	Drafted by: Date: July 18, 2008

Reviewed by: K&L Date: August 7, 2008

Amended:	February 19, 2009	Drafted by: Date: February 19, 2009

Reviewed by: Date: February 19, 2009

Amended:	April 1, 2009	Drafted by: Date: April 1, 2009

Reviewed by: Date: April 1, 2009

Amended:	May 23, 2011
Amended:	April 1, 2013
Amended:	April 29, 2014
Amended:	April 27, 2015
Amended:	April 22, 2016
Amended:	June 1, 2017

EXHIBIT A

GUIDESTONE CAPITAL MANAGEMENT

INSIDER TRADING POLICY

1.	Overview

In November 1988, Congress enacted the Insider Trading and Securities Fraud Enforcement Act of 1988, pursuant to which Section 204A was added to the Investment Advisers Act of 1940. That section requires every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material nonpublic information (“inside information”) by the adviser or any person associated with the adviser. This policy is adopted by GuideStone Capital Management (“Adviser”) with that aim.

2.	Persons Affected

This Insider Trading Policy covers all Associated Persons as defined in the Adviser’s Code of Ethics (“Code”) This policy is to be read and applied in conjunction with the Adviser’s Code of Ethics.

3.	Policy

Associated Persons are strictly prohibited from engaging in “insider trading” in violation of the law. In furtherance of this policy, Associated Persons may not:

(1) while aware of material nonpublic information about a company or its securities, purchase or sell securities of that company, either personally for their own account or for any other account, including any GuideStone Fund account;

(2) disclose material nonpublic information about a company or its securities to any person except for lawful purposes.

4.	Definitions
a.

Material nonpublic information – Information is generally considered “material” if there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision. Material information may relate to a company’s results and operations. It may also relate to the market for a company’s securities. Information is considered “nonpublic” if it has not been disseminated in a manner making it available to investors generally. Information found in reports filed with the SEC would generally be considered public, as would information appearing in publications of general circulation (such as the Wall Street Journal, Reuters, and similar means) after sufficient time has elapsed to allow it to be broadly disseminated.

A non-comprehensive list of examples of what might be considered material nonpublic information about a company or its securities could include:

i.

Pending or anticipated large orders to sell or purchase certain securities, which could, for example, move the market price of the securities. (This might include significant pending or anticipated changes in portfolio holdings of the GuideStone Funds or other accounts advised by the Adviser.)

ii.	Tender offers, merger or acquisition plans.
iii.	Defaults or changes in debt ratings.
iv.	Changes in key personnel within a company.
v.	A company’s acquisition or loss of a major contract.
vi.	Earnings results or a change in dividends.
vii.	Stock splits.
viii.	Products or discoveries.
ix.	Significant litigation or government investigations.
x.	Bankruptcies or receiverships.

The Adviser acts as an adviser to GuideStone Funds. The Adviser does not directly manage any portfolio of individual securities. It employs a “manager of managers” approach where sub-advisers perform the day-to-day investment management duties. The Adviser is also not involved in developing research reports about companies or their securities, nor does it act in an investment banking capacity. As a result, Associated Persons are not normally expected to come into possession of material nonpublic information in the course of performing their jobs. However, certain Associated Persons interact directly with sub-advisers and are therefore involved in indirect supervision of their investment activities. This may cause the Associated Persons to have access to nonpublic information about companies or securities in advised portfolios, such as pending purchase or sale orders, securities defaults, personnel changes and fair valuation issues. In addition, in serving as investment adviser to GuideStone Funds, certain Associated Persons are directly involved in purchase and sell orders for GuideStone Funds (such as in connection with an asset rebalancing or liquidity adjustment). As such, circumstances could arise where Associated Persons come into possession of material nonpublic information.

b.

“Insider Trading” – “Insider trading” is not expressly defined in the federal securities laws but rather has been developed through cases and regulatory action brought principally under Rule 10b-5, one of the SEC’s anti-fraud rules. In that way, “insider trading” has generally come to mean trading in the securities of a company “on the basis of” (meaning when “aware of”) material nonpublic information about the company or its securities, subject to a few specifically-defined regulatory exceptions.

One theory under which “insider trading” liability may be imposed is the so-called “misappropriation” theory. Under that theory, a person commits “insider trading” or fraud in violation of Rule 10b-5 by “misappropriating” material nonpublic information for trading purposes, in breach of a duty of trust and confidence. Certain types of business relationships by themselves provide the duty of trust or confidence necessary in a misappropriation theory case. For example, the agency relationship inherent in an employer-employee relationship provides the duty. Therefore, Associated Persons who trade on the basis of material nonpublic information they obtained in the course of their employment will have breached a duty of trust or confidence to their employer and could therefore be held liable for “insider trading” under the “misappropriation” theory.

A similar duty of trust and confidence can also exist in other, non-business relationships according to SEC rules, including:

1) Whenever a person agrees to maintain information in confidence;

2) Whenever there is a history, pattern, or practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the information expects that the recipient will maintain its confidentiality; or

3) Whenever a person receives or obtains material nonpublic information from his or her spouse, parent, child or sibling.

The law also imposes “insider trading” liability on persons (called “tippers”) who communicate material nonpublic information to others (called “tippees”) who themselves trade on that information. In such cases, liability may be imposed on both the tipper and the tippee.

As a result, you could be held liable for “insider trading” if you become aware of material nonpublic information about a company or its securities in a wide variety of circumstances, and then trade in those securities for your own account or any account over which you have control. You, and your tippee, could also be held liable if you tip another person about material nonpublic information and they trade on the basis of that information.

5.	Responsibilities
a.	CCO of the Adviser – The CCO of the Adviser is responsible for the administration of this Insider Trading Policy as part of the Adviser’s compliance program.

b.	Associated Persons – Each Associated Person is responsible for abiding by this Insider Trading Policy, including notifying the CCO of the Adviser of any potential violations.

6.	Procedures to Implement the Policy
a.

Identifying inside information – Before trading for yourself or others, including accounts managed by the Adviser, in the securities of a company about which you may have potential material nonpublic information, ask yourself:

i.	Is the information material?
ii.	Is the information nonpublic?

b.	What to do when you are in possession of “inside information” – If you believe information in your possession about a company or its securities is material and nonpublic, you should:

i.	Report the matter immediately to the CCO of the Adviser.

ii.	Refrain from purchasing or selling the securities on your own behalf or for others. This includes refraining from trading the securities in accounts managed by the Adviser.

iii.

Refrain from communicating the information inside or outside of the Adviser or GuideStone Funds, except as necessary and appropriate to perform your job duties or to report and resolve the “insider trading” issue.

7.	Construction of Information Barrier – Associated Persons should adhere to the following procedures to help prevent the passing of material nonpublic information to unauthorized persons:

a.	Limiting access to information
i.	Confidential material within individual offices or administrative areas should be kept in cabinets or drawers or otherwise covered.

ii.	Telephone conversations and meetings that might contain material nonpublic information should be held in private.

iii.

Material nonpublic information should only be provided to individuals who need the information to perform their duties. If the individual who will be receiving the information is not currently an Access Person, approval must be obtained from the CCO prior to providing the information.

iv.	Visitors to the firm should be escorted at all times and not left to wander unrestricted.

b.	Restrictions on communications with sub-advisers and the media
i.

Sub-advisers employed by the Adviser and/or GuideStone Funds operate on an independent basis. No Associated Persons should facilitate communication between sub-advisers on specific portfolio matters. Associated Persons should refrain at all times from discussing material nonpublic information with sub-advisers outside of their own portfolios.

ii.	All communications with outside entities such as the media must be handled through the President of GuideStone Capital Management. Any Associated Person who receives a call from the media should make no comment on the subject of the inquiry and should inform the caller that it is the firm’s policy to refer all media inquiries to the President of GuideStone Capital Management. Please refer to the Media Policy.

8.	Oversight by the CCO of the Adviser

a.	Prevention of Insider Trading

i.	The CCO of the Adviser will facilitate the resolution of issues of whether information received by an Employee is material and nonpublic;

ii.

When it has been determined that an Associated Person has material nonpublic information, the CCO of the Adviser will oversee (i) the implementation of any necessary additional measures aimed at preventing dissemination of such information, and (ii) if necessary, restrict Associated Persons from trading certain securities. Trading restrictions will be determined on an individual, person-by- person basis.

b.

Reports to Management - Upon learning of a potential violation of the Insider Trading Policy, the CCO of the Adviser will prepare written reports to management of the Adviser, providing the full details and the CCO of the Adviser’s recommendations. These reports will be of two different types, “Special” and “Regular.” Special reports are promptly made upon the discovery of potential policy violations or situations that are conducive to violations. Regular reports are made on a routine basis.

c.

Monitoring of personal securities transactions – In order to monitor for possible insider trading, Access Persons’ personal brokerage accounts and proprietary brokerage accounts will be reviewed by the CCO of the Adviser in accordance with the Adviser’s Code of Ethics

9.

Potential penalties for violation – Penalties for illegal “insider trading” or for communicating material nonpublic information to others can be severe, both for the individuals involved and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. The penalties include:

•	civil damages

•	disgorgement of profits

•	jail sentences

•	temporary or permanent prohibition from working as an investment adviser or other securities professional

•

fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and fines for the employers or other controlling persons of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Insider Trading Policy can be expected to result in serious sanctions by the Adviser, including possible dismissal of the persons involved.

EXHIBIT B

COMMUNICATION GUIDANCE – MUTUAL FUND REGISTRATIONS

The SEC imposes restrictions on communications when a securities offering is contemplated or in process. Issuers may not attempt to offer or sell securities in the absence of available information about the issuer or the securities. Certain communications may condition the market or arouse public interest in a particular security without providing investors with adequate disclosure. Violations of these restrictions are typically referred to as “gun jumping.”

Intent is not required for the SEC to determine that gun jumping has occurred. A violation may result in the SEC imposing a “cooling-off period,” which could delay a proposed public offering and give rise to rescission rights (investors having the statutory right to put back the securities purchased in the offering and receive a full refund of the purchase price plus up to one year of interest) and possible sanctions or fines by the SEC.

•	Section 5(c) of the Securities Act makes it unlawful to offer a security unless a registration statement has been filed;
•	Section 5(a) of the Securities Act makes it unlawful to sell a security unless a registration statement relating to the security has been filed and declared effective; and
•	Section 5(b) of the Securities Act requires that any “prospectus” relating to a security must comply with the requirements of Section 10 of the Securities Act. A “prospectus” for this purpose means any prospectus, notice, circular, advertisement, letter or communication that offers a security for sale.

Three Stages of the Offering Process

•	The “pre-filing period” – from the time a company is first “in registration” until the initial filing of a registration statement with the SEC;
•	The “waiting period” – from the time a registration statement is filed with the SEC until it is declared effective; and
•	The “post-effective period” –after a registration statement has been declared effective.

The Rules (in brief):

•	Pre-filing period – NO external communications
•	Waiting period – the offering may be discussed orally, and through a prospectus complying with the Securities Act (e.g., a “red herring”) – NO external communications may contain ANY information not included in the publicly filed prospectus, and all persons must receive a final prospectus when it has been declared effective by the SEC
•	Post-effective period – Normal prospectus delivery rules apply

Failure to adhere to these simple rules can result in violation of section 5 of the Securities Act of 1933, which carries civil penalties (e.g., SEC investigation or injunction, sanctions or fines, denial of the acceleration of a registration statement’s effectiveness, or rescission rights), and willful violations are a criminal offense (would be referred to the Attorney General).